EXHIBIT 15

July 25, 2005

The Board of Directors and Stockholders of Tidewater Inc.

We have made reviews, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Tidewater Inc. and subsidiaries for the three-month periods ended June 30, 2005 and 2004, as indicated in our report dated July 25, 2005. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which are included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, is incorporated by reference in Registration Statement No. 333-32729, No. 333-47687, and No. 333-66054 on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/S/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana